Exhibit 10.68
SETTLEMENT AGREEMENT
I. PARTIES
     This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the General Services Administration (hereafter “GSA”) (collectively the “United States”), NetApp, Inc. (formerly known as “Network Appliance, Inc.”) and NetApp U.S. Public Sector, Inc. (formerly known as “Network Appliance Federal Systems, Inc.”) (hereafter collectively “NetApp”), and Igor Kapuscinski (hereafter referred to as “the Parties”), through their authorized representatives.
II. PREAMBLE
          As a preamble to this Agreement, the Parties agree to the following:
          A. NetApp is a company headquartered in Sunnyvale, California that manufactures, sells and distributes enterprise network storage and data management solutions, including hardware, software and storage management services for open network environments.
          B. Kapuscinski (“Relator”) is an individual resident of Maryland. On April 13, 2006, Relator filed a qui tam action in the United States District Court for the District of Columbia captioned United States ex rel. Kapuscinski v. Network Appliance, Inc. and Network Appliance Federal Systems, Inc., Civ. No. 06-00675 (RMU) (hereafter “the Civil Action”). Relator was formerly employed at NetApp in the positions of Systems Engineer, Manager of Administration and Procurement, and Federal Operations Manager/Director. The United States will intervene in the Civil Action promptly upon the execution of this Settlement Agreement.
          C. The United States contends that it has certain civil claims, as specified in Paragraph 2, below; against NetApp for engaging in the following conduct during the period from August 1, 1997 to February 12, 2005: In connection with Contracts GS-35F-0176D and GS-35F-5183H (“the Contracts”), NetApp: 1) made false disclosures and false statements to GSA as to the discounts it was providing to its other customers and as to its compliance with the Contracts’ price reduction clause; 2) violated the price reduction terms of the Contracts by failing to extend proper discounts to government customers purchasing under the Contracts; and 3) as a consequence, presented and/or caused others to present claims to the United States under the Contracts that were inflated because they were not discounted as highly as they should have been. For purposes of this Agreement, the conduct described above is known as “the Covered Conduct.”
          D. Net App denies the contentions of the United States set forth in Paragraph C and the claims and allegations made by the Relator in the Civil Action. This Agreement represents a compromise to avoid continued litigation and associated risks and is neither an admission of liability by NetApp nor a concession by the United States or Relator that their claims are not well founded.
          E. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.
III. TERMS AND CONDITIONS
          1. NetApp agrees to pay to the United States $128,000,000, plus interest accruing at the rate of 3 percent per annum from February 18, 2009 until the date of payment (“the Settlement Amount”). NetApp further agrees to pay Relator $75,000 for expenses and attorney’s fees and costs. The foregoing payments shall be made as follows:

               a. NetApp agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Columbia. NetApp agrees to make this electronic funds transfer no later than April 27, 2009.
               b. Contingent upon the United States receiving the Settlement Amount from NetApp and as soon as feasible after receipt, the United States agrees to pay $19,200,000, plus 15% of the interest paid by NetApp, to Relator by electronic funds transfer pursuant to written instructions to be provided by H. Vincent McKnight.
               c. NetApp agrees to pay $75,000 by electronic funds transfer pursuant to written instructions to be provided by Vincent McKnight. NetApp agrees to make this electronic funds transfer no later than April 27, 2009.
          2. Subject to the exceptions in Paragraph 4 (concerning excluded claims), below, in consideration of the obligations of NetApp in this Agreement, conditioned upon NetApp’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release NetApp together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; shareholders; officers, directors, employees and affiliates; and the successors and assigns of any of them from, any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Contract Disputes Act, 41 U.S.C. § 601 et seq. or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud.

          3. Subject to the exceptions in Paragraph 4 (concerning excluded claims), below, in consideration of the obligations of NetApp in this Agreement, conditioned upon NetApp’s full payment of the Settlement Amount, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release NetApp from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.
          4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including NetApp and Relator) are the following claims of the United States:
               a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
               b. Any criminal liability;
               c. Except as explicitly stated in this Agreement, any administrative liability including the suspension and debarment rights of any federal agency;
               d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
               e. Any liability based upon such obligations as are created by this Agreement;
               f. Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
               g. Any liability for failure to deliver goods or services due.

          5. Relator and his heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator’s share, Relator, for himself individually, and for his heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or. relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.
          6. In consideration of the obligations of NetApp in this Agreement, conditioned upon the full payment of the Settlement Amount and Relator’s Legal Fees, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to generally release, acquit, waive, and forever discharge NetApp and all the current and former officers and directors, employees, agents, attorneys, owners and shareholders of NetApp from any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, damages, injuries, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, in law or in equity from the beginning of the world to the day of these presents including but not limited to those he advanced or could have advanced in the Civil Action or otherwise under the False Claims Act, 31 U.S.C. §§ 3729-3733, for expenses or attorneys’ fees and costs under 31 U.S.C. § 3730(h), or under 31 U.S.C. § 3730(h) for employment decisions by NetApp and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, fraud, or the like. The foregoing sentence is intended to be interpreted as a general release. Furthermore, Relator covenants not to sue NetApp, its current and former officers and directors, employees, agents, attorneys and shareholders of NetApp with respect to any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, damages, injuries, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, in law or in equity, including those for attorneys’ fees and costs arising prior to the Effective Date of this Agreement.
          7. NetApp waives and shall not assert any defenses NetApp may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
          8. NetApp fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that NetApp has asserted, could have asserted, or may assert in the future against the United States, and its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

          9. Conditioned on the dismissal with prejudice of the Civil Action, NetApp hereby forever releases and discharges Relator of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Net App now has or may hereafter have against the Relator by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of these presents arising out of, based upon, or relating to the relationship between NetApp and Relator including but not limited to, any issues raised or that could have been raised or relating in any way to the Civil Action.
          10. NetApp agrees to the following:
               a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of NetApp, and its present or former officers, directors, employees, shareholders, and agents in connection with:
                    (1) the matters covered by this Agreement;
                    (2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;
                    (3) NetApp’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);
                    (4) the negotiation and performance of this Agreement;

                    (5) the payment NetApp makes to the United States pursuant to this Agreement and any payments that NetApp may make to Relator, including costs and attorneys fees, are “Unallowable Costs” for government contracting purposes (hereinafter referred to as “Unallowable Costs”).
               b. Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by NetApp, and NetApp shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States.
               c. Treatment of Unallowable Costs Previously Submitted for Payment: NetApp further agrees that within 90 days of the Effective Date of this Agreement it shall identify any unallowable costs (as defined in this Paragraph) included in payments previously sought by NetApp or any of its subsidiaries or affiliates from the United States. NetApp agrees that the United States, at a minimum, shall be entitled to recoup from NetApp any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs in any such payments. Any payments due shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by NetApp or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by NetApp, or the effect of any such Unallowable Costs on the amount of such payments.
               d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine NetApp’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

          11. This Agreement is intended to be for the benefit of the Parties only. Except as specifically provided in this Agreement, the Parties do not release any claims against any other person or entity.
          12. NetApp warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to NetApp, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which NetApp was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
          13. Upon receipt of the payments described in Paragraph 1, above, the United States and Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement. At or before the filing of the Joint Stipulation of Dismissal, the United States shall also file a Notice of Intervention in the Civil Action.

          14. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
          15. NetApp represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
          16. Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
          17. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of Columbia.
          18. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
          19. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
          20. The individuals signing this Agreement on behalf of NetApp represent and warrant that they are authorized by NetApp to execute this Agreement. The individual(s) signing this Agreement on behalf of Relator represent and warrant that they are authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.
          21. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

          22. This Agreement is binding on NetApp’s successors, transferees, heirs, and assigns.
          23. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.
          24. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
          25. This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles of signatures shall Constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 4/6/09	BY:	/s/ Sara McLean
Sara McLean, Esq.
Rebecca Ford, Esq. Trial Attorneys Commercial Litigation Branch Civil Division United States Department of Justice

DATED: 4/3/09	BY:	/s/ Laurie Weinstein
Laurie Weinstein, Esq.
Assistant United States Attorney District of Columbia

NETAPP. INC. & NETAPP U.S. PUBLIC SECTOR, INC. — DEPENDANTS

DATED: April 6, 2009	BY:	/s/ Nicholas Noviello
Nicholas Noviello
Senior Vice President & Corporate Controller NetApp, Inc.

DATED: 4/7/2009	BY:	/s/ Roger S. Goldman
Roger S. Goldman, Esq.
Latham & Watkins, LLP Counsel for Defendants

IGOR KAPUSCINSKI — RELATOR

DATED: 4-3-09	By:	/s/ Igor Kapuscinski
Igor Kapuscinski

DATED: 4-3-09		/s/ Altomease R. Kennedy

DATED: 4-3-09	By:	/s/ H. Vincent McKnight
H. Vincent McKnight, Esq.
Altomease R. Kennedy, Esq. Ashcraft & Gerel, LLP Counsel for Igor Kapuscinski